EXHIBIT 10.47

AKAMAI TECHNOLOGIES, INC.

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is made and entered into by and between David Kenny (the “Executive”) and Akamai Technologies, Inc. (the “Company”), effective upon the first day of the Executive’s employment with the Company (the “Effective Date”).

RECITALS

A. It is expected that the Company from time to time will consider the possibility of its acquisition by another company or another Change of Control Event (as defined below). The Board of Directors of the Company (the “Board”) recognizes that such consideration, and the possibility that the Executive’s employment could be terminated by the Company for a reason other than for cause, can be distractions to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control Event of the Company or the termination by the Company of the Executive’s employment for a reason other than for Cause (as defined below).

B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his or her employment with the Company, or a wholly-owned subsidiary of the Company, as the case may be, and to motivate the Executive to maximize the value of the Company upon a Change of Control Event for the benefit of its stockholders.

C. The Board believes that it is imperative to provide the Executive with certain benefits upon a Change of Control Event or upon the termination of the Executive’s employment following a Change of Control Event for a reason other than Cause, thereby encouraging the Executive to remain with the Company notwithstanding the possibility of a Change of Control Event or termination of employment for a reason other than for Cause.

D. The Board also believes that it is in the best interest of stockholders to have in place severance arrangements for the Executive for situations not involving a Change of Control Event where the Executive is involuntarily terminated for reasons other than “cause” in order to resolve fully and finally all potential issues arising out of his employment.

The Company and the Executive hereby agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the Company and the Executive with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law, and may be terminated at any time by either party, with or without cause.

3. Change of Control Event. If the Executive is employed by the Company as of the date of a Change of Control Event and, within 12 months following a Change of Control Event, the Executive’s employment is terminated by the surviving entity for any reason other than for Cause or the Executive resigns for Good Reason, then the Executive shall be entitled to:

(a) notwithstanding anything to the contrary in any current or future grant agreement governing the award of stock options , 100% vesting of all outstanding unvested stock options held by the Executive on the date of termination;

(b) notwithstanding anything to the contrary in any current or future grant agreement governing the award of restricted stock units, 100% vesting of all unvested restricted stock units (other than those restricted stock units that vest only upon the achievement of performance targets based on periods greater than one year (e.g., 3-year performance restricted stock units)) held by the Executive as of the termination date;

c) a lump sum cash payment equal to the sum of: two (2) years of the Executive’s then-current annualized base salary and two (2) times the Executive’s then-applicable annual incentive bonus at target. For purposes of this paragraph 3(c), “bonus at target” shall be as set forth in the terms of the then-applicable annual incentive bonus plan; and

(d) a lump sum cash payment equal to 12 months of the amount paid by the Executive for continued health and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). In order to receive this benefit, the Executive must timely elect COBRA continuation coverage in accordance with the Company’s or surviving entity’s usual COBRA procedures.

4. Termination without Cause Other Than Following a Change of Control

(a) If the Executive is terminated by the Company for any reason other than Cause and the provisions of paragraph 3 above are not applicable, he shall be entitled to the following severance pay benefits, all of which shall be paid less applicable withholdings for taxes and other deductions required by law:

(i) a lump sum payment equal to the Executive’s then-current annualized base salary.

(ii) a lump sum payment equal to the Executive’s then-applicable annual incentive bonus at target. For purposes of this paragraph 4(a)(ii), “bonus at target” shall be as set forth in the terms of the then-applicable annual incentive bonus plan.

(iii) a lump sum payment equal to 12 months of the amount paid by the Executive for continued health and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). In order to receive this benefit, the Executive must timely elect COBRA continuation coverage in accordance with the Company’s usual COBRA procedures.

(b) All payments and benefits under this Section 4 are conditioned upon the Executive’s execution of a separation agreement acceptable to and provided by the Company that contains, among other provisions, a full release of claims and, where permitted by applicable law, an agreement not to compete with the Company for one year following the Executive’s termination; and such agreement and release becoming enforceable and effective within 60 days after the date of termination. Subject to Appendix A attached hereto, the payments and benefits described in Sections 3 and 4 shall be paid within sixty (60) days after the Executive’s termination of employment, provided the Executive has executed the separation agreement described herein and such agreement has become enforceable; provided that if the last day of such sixty day period occurs in the calendar year after the calendar year of termination, the payments and benefits shall be made no earlier than January 1 of such subsequent calendar year.

(c) The Company may withhold from any payment under this Section 4 any federal, state, or local taxes required by law to be withheld with respect to such payment and such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment. The Company may also withhold sums to cover an Executive’s share of any applicable group health insurance premiums. The Company may also withhold sums owed to the Company by an Executive which have not been repaid in full before the time for payment of any benefits due under this Agreement.

5. Definitions.

(a) “Cause” shall mean (i) misappropriation of material funds or property of the Company; (ii) willful refusal to perform the duties assigned to the Executive under the terms of his offer letter agreement; (iii) conviction of a felony; (iv) material violation of the covenants as set forth in Sections 1 and 2 of the Executive’s Non-Competition, Non-Solicitation, Proprietary and Confidential Information Agreement by and between the Company and the Executive; or (v) your continued material breach of the provisions of this Agreement after being informed of such breach. The Executive shall be considered to have been discharged for “Cause” if the Company makes a preliminary determination, within 30 days after the Executive’s resignation, that discharge for cause was warranted, provided that, prior to making any final determination of discharge for Cause, the Company gives the Executive reasonable notice and opportunity to be heard. To the extent any equity award issued to the Executive contains a different definition of “Cause”, the definition provided here shall control.

(b) A “Change of Control” or “Change of Control Event” of the Company shall mean:

(i) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

(ii) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (A) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (ii), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which results in all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially owning, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively;

(iii) any sale of all or substantially all of the assets of the Company; or

(iv) the complete liquidation of the Company.

(c) “Good Reason” shall mean the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (i) through (v) below, provided that the Company, after receipt of written notice from the Executive of such occurrence within 90 days of the initial existence of such occurrence, has failed to remedy the event or circumstance constituting Good Reason within 30 days of such notice.

(i) the assignment to the Executive of duties inconsistent in any material respect with his position as President of the Company (including status, offices, titles and reporting requirements), authority or responsibilities as set forth in this Agreement, or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities including, without limitation, a requirement that the Executive report to an individual other than the CEO;

(ii) a material reduction in the Executive’s annual base salary as in effect on the date of this Agreement or as the same was or may be increased thereafter from time to time, other than in the case of reductions in base salary eligibility with respect to similarly situated employees of the Company generally;

(iii) a material diminution in (A) any material compensation or benefit plan or program in which the Executive participates or which is applicable to the Executive immediately prior to the date of this Agreement, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or cash compensation) has been made with respect to such plan or program, or (B) the cash bonus incentive opportunities available to the Executive, ; other than in the cases of (A) or (B) above of such diminution by the Company that apply to similarly situated employees of the Company generally;

(iv) a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is both (A) outside a radius of 35 miles from the his principal residence immediately prior to the date of this Agreement and (B) more than 20 miles from the location at which he performed his principal duties for the Company immediately prior to the date of this Agreement; and

(v) any material breach by the Company of this Agreement or the Executive’s Offer Letter.

To the extent any equity award issued to the Executive contains a different definition of “Good Reason”, the definition provided here shall control.

6. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a), or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

7. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the Company and the Executive with respect to the subject matter of this Agreement and this Agreement supersedes all prior agreements, arrangements and understandings regarding the subject matter of this Agreement.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

AKAMAI TECHNOLOGIES, INC.		EXECUTIVE

By:	/s/ Paul Sagan	/s/ David Kenny
	Paul Sagan, CEO	Signature

Dated: July 22, 2010		Dated: July 22, 2010

APPENDIX A

PAYMENTS SUBJECT TO SECTION 409A

1. Subject to this Appendix A, payments or benefits under this Agreement that are payable with respect to the Executive’s termination of employment shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:

A. It is intended that each installment of the payments and benefits provided or referenced under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

B. If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Agreement (or other applicable agreement).

C. If, as of the date of the Executive’s “separation from service” from the Company, he is a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the payments and benefits due payable with respect to the Executive’s termination of employment that, in accordance with the dates and terms set forth in the relevant agreement, will in all circumstances, regardless of when the separation from service occurs, be paid within the period of time permitted under Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short-term deferral within the meaning of such Section to the maximum extent possible; and

(ii) Each installment of the payments and benefits due that is not described in this Appendix A, 1.C.i. above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Agreement (or other applicable agreement); provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of second taxable year following the Executive’s taxable year in which the separation from service occurs.

(iii) The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Appendix A, 1.C.iii., “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

2. All reimbursements and in-kind benefits provided this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.